For Immediate Release	Contact:
Steven Kaye
Investor Relations
For Eye Care International
925-525-2475
skaye@triad.rr.com

Eye Care International Acquires LBI Brokerage, LLC

(Tampa, FL – June 30, 2004) – Eye Care International (EYCI) has completed the acquisition of LBI Brokerage, LLC, a privately held Philadelphia-based company. The agreement between Eye Care International and LBI Brokerage’s founding members includes the purchase of 100% of the member units of LBI Brokerage.

LBI Brokerage is a Managing General Agency (MGA) and General Agency for group health and group life insurance products. The company’s distribution network includes General Agents, Third Party Administrators, and in some states, small and large group brokers.

LBI Brokerage’s core business is derived from its appointment as an MGA by

Transamerica’s Worksite Marketing Division. The company distributes Transamerica’s entire worksite product through General Agencies, Third Party Administrators and small and large group producers.

This portfolio includes Transamerica’s new and innovative TransConnectSM and

TransChoiceSM product line, which allows employers the ability to dramatically reduce their health insurance costs while offering employees a solution to help pay their deductibles, co-pays and co-insurance. It also provides health benefits to the nation’s uninsured employee population and is designed for those who are not offered, or simply cannot afford, major medical coverage including full time, part time and recently hired employees.

According to Clark A. Marcus, Eye Care International’s Chief Executive Officer. “We are pleased about the closing of this transaction as it not only provides Eye Care International with substantially expanded distribution channels for its products, it also dramatically enhances our ability to distribute other products offered by companies we have either already acquired or with which we are currently in a closing cycle. All of these companies are lineal to Eye Care International’s business, creating greater market penetration and sophisticated back office and customer service capabilities.

“We are also delighted that executive management of LBI Brokerage, with aggregate experience in excess of over 54 years, has all agreed to remain with the Company assuring no interruption of business opportunities,” Marcus concluded.

Neil Shapiro, a founding member of LBI Brokerage said, “Our unique niche in the group and individual health marketplace and extensive distribution channels dramatically enhances sales opportunities for Eye Care International’s product and the various products of its subsidiaries.

Terms of the transaction included cash and stock.

Eye Care International, Inc. owns and operates the nation’s largest discount Vision Network, with approximately 14,000 provider locations nationwide. It is the only national discount vision plan providing the services of Ophthalmologists (Eye M.D.s) who discount all of their services. Eye Care International’s services include all cosmetic surgical procedures such as LASIK vision correction and Co2 Laser Skin Resurfacing at savings on both products and services ranging from 20% to 60%.

Visit www.ecivisionplan.com for information about Eye Care International and its Vision Plans.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful implementation of the Company’s programs, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in filings with the SEC.